SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT


   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported) - September 6, 2000

                                 HSB Group, Inc.
             (Exact name of registrant as specified in its charter)

         Connecticut                      001-13135            06-1475343
      (State or other                     (Commission          (IRS Employer
     jurisdiction of incorporation)       File Number)         Identification
                                                                 No.)

       One State Street, Hartford, Connecticut                   06102-5024
      (Address of principal executive offices)                    (Zip Code)

       Registrant's telephone number, including area code - (860-722-1866)




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Item 5. Other Events.

HSB Group, Inc. (the "Registrant") and Employers Reinsurance Corporation ("ERC") have entered into an agreement (the "Redemption Agreement") under which Registrant has agreed to redeem for $315 million the convertible capital securities, with an aggregate liquidation preference of $300 million, issued by HSB Capital II, a statutory business trust created and wholly owned by Registrant. The redemption is expected to occur on or before September 14, 2000. The Redemption Agreement is attached hereto as Exhibit 10(ii)(a) and is incorporated herein by reference, and the description of the Redemption Agreement and the transactions contemplated thereby contained herein are qualified in their entirety by reference to the Redemption Agreement.

In connection with the previously announced merger agreement between the Registrant and American International Group, Inc. ("AIG"), the Registrant and AIG have entered into a Term Loan Agreement (the "Loan Agreement") dated as of September 6, 2000 under which AIG will loan Registrant $315 million on or before September 14, 2000 to be evidenced by a promissory note for a five year term with interest at a rate of approximately 50 basis points in excess of AIG's funding cost at the time of issuance of the note for debt of similar maturity. Payment of the loan will be accelerated, among other reasons, if Registrant enters into an acquisition agreement with another party. Proceeds from the loan will be used to finance the redemption of the convertible capital securities held by ERC and one of its subsidiaries. The Loan Agreement is attached hereto as Exhibit 10(ii)(b) and is incorporated herein by reference and the description of the Loan Agreement and the transactions contemplated thereby contained herein are qualified in their entirety by reference to the Loan Agreement.

On September 7, 2000, the Registrant issued a press release announcing the Redemption Agreement and the Loan Agreement. The press release is attached hereto as Exhibit 99 and is incorporated herein by reference.


Item 7.  Exhibits.

10(ii)(a) Redemption Agreement dated August 23, 2000 between Employers Reinsurance Corporation and HSB Group, Inc.

10(ii)(b) Term Loan Agreement dated as of September 6, 2000 between American International Group, Inc. and HSB Group, Inc.

99  Press  release  dated  September  7, 2000.



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Pursuant  to the  requirements  of the  Securities  Exchange  Act of  1934,  the
Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                     HSB Group, Inc.


Dated:  September 7, 2000                            /s/ R. Kevin Price
                                                         R. Kevin Price
                                                         Senior Vice President
                                                         and Corporate Secretary